Exhibit 99.1
For Immediate Release

Contact:
Jiangbo Pharmaceuticals, Inc. Ms. Elsa Sung, CFO Phone: (954) 727-8435 E-mail:elsasung@jiangbo.com http:// www.jiangbopharma.com	CCG Investor Relations, Inc. Mr. Crocker Coulson, President Phone: (646) 213-1915 E-mail: crocker.coulson@ccgir.com http://www.ccgirasia.com

Jiangbo Pharmaceuticals Announces Record Fourth Quarter and Fiscal Year 2009 Results

Laiyang, China, September 29, 2009 – Jiangbo Pharmaceuticals, Inc. (OTC Bulletin Board: JGBO) (“Jiangbo” or the “Company”), a pharmaceutical company with its principal operations in the People's Republic of China, today announced financial results for its fourth quarter and fiscal year ended June 30, 2009. The Company’s annual report on Form 10-K was filed with the U.S. Securities Exchange Commission and is available on the Company’s website.

Fourth Quarter FY 2009 Highlights:

•	Revenues increased 10.1% year-over-year to $31.2 million
•	Gross profit was $23.0 million, a 2.2% decrease from the comparable period in 2008
•	Operating income rose 74.6% year-over-year to $17.7 million
•	Net income grew 19.9% to $11.5 million, or $0.70 per fully diluted share
•
Non-GAAP adjusted net income was $12.1 million, or $0.81 per fully diluted share for the three months ended June 30, 2009, up 6.9% from non-GAAP adjusted net income of $11.3 million, or $0.94 per fully diluted  share, for the quarter ended June 30, 2008

Fiscal Year 2009 Highlights:

•	Total revenue increased 17.9% year-over-year to $117.4 million
•	Gross profit increased 16. 1% to $89.5 million, as compared to the results in fiscal year 2008
•	Operating income rose 54.5% year-over-year to $49.8 million
•	Net income grew 28.6% to $28.9 million, as compared to the results in fiscal year 2008

•
Non-GAAP adjusted net income was $35.6 million, or $2.46 per fully diluted share in fiscal year of 2009, up 36.3% from non-GAAP adjusted net income of $26.1 million, or $2.60 per fully diluted share in fiscal year 2008

•
In July 2008, the Company received approval from China’s State Food and Drug Administration (“SFDA”) to start producing and distributing Radix Isatidis Dispersible Tablets, an herbal-based Traditional Chinese Medicine used for viral influenza

•
In January 2009, the Company acquired all of the assets of Shandong Hongrui Pharmaceutical Factory (“Hongrui”) and obtained the legal rights to manufacture and distribute Hongrui’s 22 Traditional Chinese Medicines

•	Beginning in January 2009, Jiangbo restructured its sales network to distribute products through 28 large regional distributors and increase efficiency
•	In April 2009, the Company changed its corporate name from Genesis Pharmaceuticals Enterprises, Inc. to “Jiangbo Pharmaceuticals, Inc.” and its stock symbol from “GNPH” to “JGBO”

“We are delighted to report a strong finish to fiscal 2009, with revenues and operating income significantly exceeding our prior guidance for the year. We believe that the factors that contributed to this performance were strong sales from our new products and the successful restructuring of our sales and marketing network. With nearly $63 million in operating cash flow in FY 2009, we ended the fiscal year with over $100 million in cash. We believe that our strong cash position will provide us with significant flexibility to pursue continued organic growth and strategic acquisitions,” said Mr. Wubo Cao, Chairman and CEO of Jiangbo Pharmaceuticals, Inc. “We strengthened our product line, by launching Radix Isatidis Dispersible Tablets to treat viral influenza and by adding 22 TCM products to our portfolio from our acquisition of Hongrui. We are focused on continuing to expand our portfolio of high margin drugs that address major disease categories and on continuing to build sustainable growth in revenues and profits.”

Fourth Quarter Results

Total revenue increased 10.1% year-over-year to $31.2 million from $28.3 million.

In January 2009, Jiangbo restructured its distribution and sales system to concentrate on selling its major products to 28 large independent regional distributors in order to gain deeper access to local markets and reduce operating expenses. The independent distributors agreed to take on higher direct marketing and sales expenses in exchange for lower unit prices for the Company’s products. As a result, the Company lowered its unit prices for Clarithromycin sustained-released tablets, Itopride Hydrochloride granules and Baobaole chewable tablets by an average of 26%. The decrease in revenue from lower prices for these three major products was offset by an increase in revenue from Radix Isatidis Dispersible tablets and some of Traditional Chinese Medicines acquired from Hongrui. Radix Isatidis dispersible tablets experienced a significant increase in demand caused by H1N1 concerns in the fourth quarter.

Clarithromycin accounted for 33.6% of total sales for the quarter ended June 30, 2009, Itopride 23.5%, Baobaole 22.9%, and Radix 10.3%. Osteomyelitis Treatment Tablets accounted for 6.7% of total sales for the quarter ended June 30, 2009, with all other drugs accounting for 3.1%.

Gross profit decreased 2.2% to $23.0 million from $23.5 million in the comparable period of fiscal 2008. Gross margin was 73.8%, compared to 83.2% in the fourth quarter of 2008, due to the impact of lower unit sale prices for the Company’s three major products.

Selling, general and administrative expenses decreased 65.9% to $4.2 million from $12.3 million in the same period of fiscal 2008, primarily because the Company reduced the commissions paid to its sales representatives of three major products to approximately 5% and less marketing and advertising spending in the fourth quarter of fiscal 2009.

Operating income rose 74.6% to $17.7 million, as compared to $10.1 million in the same period of fiscal 2008. Operating margin as a percentage of revenue increased 24 percentage points to 56.8% from 35.8% in the same period of fiscal 2008.

Other expenses, comprised primarily of interest expenses, amortized financing cost and debt discounts and impact from tax exemptions, was $1.5 million compared to $0.4 million for the three months ended June 30, 2008. The increase was primarily due to an approximately $1.4 million non-operating income generated from the tax exemption received from the government in the fourth quarter of fiscal 2008 which the Company did not receive the similar exemption in the fourth quarter of fiscal 2009.

As a result of the 2008 tax exemption, the provision for income taxes was $4.7 million in the fourth quarter of FY 2009, compared to $162,114 for the three months ended June 30, 2008.

Net income grew 19.9% to $11.5 million from $9.6 million in the prior year’s comparable period, representing the basic earnings per share of $1.10. Diluted earnings per share for the fourth quarter of fiscal 2010 were $0.70.

Excluding the impact of a loss from discontinued operations of approximately $88,000, a unrealized gain on trading securities of $1.0 million, and amortization of debt discount and issuance costs related to convertible debentures of $1.5 million, non-GAAP adjusted net income for the fourth quarter was $12.1 million, or $1.15 per share basic, as compared to $11.3 million, or $1.15 per share basic, in the fourth quarter of fiscal 2008.  Non GAAP adjusted fully diluted earnings per share were $0.81, as compared to $0.94 in the fourth quarter of fiscal 2009. (For a reconciliation of adjusted non-GAAP net income and basic and diluted earnings per share with their nearest GAAP equivalents, please see the table at the end of this press release.)

Fiscal Year 2009 Results

Total revenue for fiscal 2009 increased 17.9% to $117.4 million from $99.5 million in fiscal year 2008. Gross profit rose 16.2% to $89.5 million, as compared to $77.0 million in the prior year. Gross margin was 76.2%, compared to 77.4% last year. Operating income grew 54.5% to $49.8 million from $32.2 million in fiscal 2008. Operating margin increased 10 percentage points to 42.4% from 32.4% in the prior year. Net income increased 28.6% to $28.9 million, as compared to $22.5 million in fiscal 2008. Net margin as percentage of revenue expanded 2 percentage points to 24.6% from 22.6% in the comparable period. Fully diluted earnings per share were $0.09, compared to $1.84 in fiscal 2008. The calculation of diluted earnings per share for fiscal 2009 includes the impact of various non-cash adjustments for the amortized and unamortized debt discount and financing costs relating to the Company’s sale of convertible notes in May of 2008.

Excluding the impact of a loss from discontinued operations of $1.8 million, a unrealized loss on trading securities of $0.2 million, and amortization of debt discount and issuance costs related to convertible debentures of $4.7 million, non-GAAP adjusted net income for fiscal 2009 was $35.6 million, or $3.54 per basic share, as compared to $26.1 million, or $2.85 per basic share, in fiscal 2008. Excluding the impact of non-cash adjustments including a charge of $32.5 million in unamortized debt discount and $1.9 million in unamortized financing costs, non-GAAP adjusted diluted earnings per share were $2.46 in fiscal 2009, as compared to $2.60 in fiscal 2008.

Financial Condition

As of June 30, 2009, the Company had $104.4 million in cash and an additional $7.3 million in restricted cash, as compared to $48.2 million and $7.8 million, respectively, at the end of fiscal 2008. Working capital was $99.8 million, up from $73.2 million as of June 30, 2008. Shareholder’s equity was $126.1 million, as compared to $95.5 million at the end of fiscal 2008. The Company generated $62.9 million in cash flow from operating activities in fiscal 2009.

Business Outlook and Guidance

 “We are very pleased with the strong sales we have received from our Radix Isatidis dispersible tablets, in part due to the threat posed by the H1N1 flu. Radix Isatidis is an herbal-based traditional Chinese medicine used to cure viral influenza, and Jiangbo is the only company in China that is able to manufacture Radix Isatidis in dispersible tablet form,” said Mr. Cao. “We are also excited about the initial market reception to products acquired from Hongrui, including Kang Gu Sui Yan Pian (an osteomyelitis treatment tablet) and Laiyang Pear Cough Syrup, and we believe that these drugs have strong sales potential.”

In order to expand production of these products while ensuring strict quality controls, the Company is currently in the process of renovating Hongrui’s facilities, with a budget of $3.0 million to $4.0 million. It is expected that Hongrui will resume production in October for certain products lines and that all lines will be back in production by the end of December 2009. We expect Hongrui’s products to contribute in the range of US$7-15 million per year to future revenues once production has been ramped up.

The Company also anticipates that it will receive final SFDA approval for the production of Felodipine sustained release tablets by December 2009, which is expected to have gross margins of approximately 85%.

As a result of the factors discussed above, the Company expects to achieve revenues for fiscal 2010 in the range of $96-98 million and operating income in the range of $42-44 million. These results include the impact of the temporary suspension of production at the Hongrui facility and increased marketing expenses to support the anticipated introduction of new drugs and a higher volume of TCM product sales.

“Fiscal 2010 is expected to be a transitional year for Jiangbo as we upgrade our TCM production facility, prepare for the introduction of new drugs, and pursue additional opportunities for both organic growth and potential strategic acquisitions. Our current outlook reflects only the drugs that we have in hand today and will be subject to update as we execute strategic initiatives to expand our market position and profitability in the future. We remain very confident regarding our future growth prospects and look forward to sharing further details with our shareholders as our expansion plans reach a definitive stage,” concluded Mr. Cao.

Conference Call

Jiangbo Pharmaceuticals, Inc. management will host a conference call at 9:00 a.m. Eastern Time on Tuesday, September 29, 2009 to discuss financial results for the quarter and fiscal year ended June 30, 2009. Mr. Wubo Cao, Chairman and CEO, and Ms. Elsa Sung, CFO, of Jiangbo will host the conference call. To participate in this live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: ((800) 688-0796. International callers should call (617) 614-4070. The conference passcode is 442 269 29. Replay of the conference call will be available from Tuesday, September 29, 2009 at 11:00 p.m. Eastern for 14 days. To access the replay, call (888) 286-8010. International callers should call (617) 801-6888. The conference passcode is: 829 987 55.

Use of Non-GAAP Financial Information

This press release includes certain financial information, adjusted net income and adjusted fully diluted earnings per share, which are not presented in accordance with GAAP. Adjusted net income was derived by taking net income and adjusting it with  a loss from discontinued operations, unrealized losses on trading securities and non-cash amortization of debt discount and debt issuance costs related to convertible securities. The Company's management believes that these non-GAAP measures provide investors with a better understanding of the Company’s historical results from its core business operations. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, which is adjusted net income and adjusted earnings per share, excluding the impact of these items in this release. The non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information provided by the Company may also differ from non-GAAP information provided by other companies.  A table below provides a reconciliation of the non-GAAP financial information to the nearest GAAP measure.

About Jiangbo Pharmaceuticals, Inc.

Jiangbo Pharmaceuticals, Inc. is a U.S. public company engaged in the research, development, production, marketing and sales of pharmaceutical products in the People's Republic of China. Its operations are located in Eastern China in an Economic Development Zone in Laiyang City, Shandong province. Jiangbo is a major pharmaceutical company in China producing both western and Chinese herbal-based medical drugs in tablet, capsule, granule, syrup and electuary (sticky syrup) form. http://www.jiangbopharma.com

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company’s ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

- Financial Statements Follow -

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS GENESIS PHARMACEUTICAL ENTERPRISES, INC.)
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND 2008

A S S E T S
	2009	2008
CURRENT ASSETS:
Cash	$104,366,117	$48,195,798
Restricted cash	7,325,000	7,839,785
Investments	879,228	2,055,241
Accounts receivable, net of allowance for doubtful accounts of $694,370
and $155,662 as of June 30, 2009 and 2008, respectively	19,222,707	24,312,077
Accounts receivable - related parties	-	673,808
Inventories	3,277,194	3,906,174
Other receivables	167,012	152,469
Advances to suppliers	236,496	1,718,504
Financing costs - current	680,303	680,303
Total current assets	136,154,057	89,534,159

PLANT AND EQUIPMENT, net	13,957,397	11,225,844

OTHER ASSETS:
Restricted investments	1,033,463	2,481,413
Financing costs, net	556,365	1,236,641
Intangible assets, net	17,041,181	9,916,801
Total other assets	18,631,009	13,634,855

Total assets	$168,742,463	$114,394,858

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES:
Accounts payable	$6,146,497	$2,341,812
Short term bank loans	2,197,500	2,772,100
Notes payable	7,325,000	5,843,295
Other payables	2,152,063	3,510,864
Refundable security deposits due to distributors	4,102,000	-
Other payables - related parties	238,956	324,976
Accrued liabilities	1,356,898	334,439
Liabilities assumed from reorganization	1,565,036	1,084,427
Taxes payable	11,248,226	166,433
Total current liabilities	36,332,176	16,378,346

CONVERTIBLE DEBT, net of discount $28,493,089 and $32,499,957
as of June 30, 2009 and 2008, respectively	6,346,911	2,500,043

Total liabilities	42,679,087	18,878,389

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Convertible preferred stock Series A ($0.001 par value; 0 and 20,000,000
shares authorized as of June 30, 2009 and 2008, respectively; 0 shares issued and outstanding as of June 30, 2009 and 2008, respectively	-	-
Common stock ($0.001 par value, 22,500,000 and 15,000,000 shares authorized, 10,435,099 and
9,767,844 shares issued and outstanding as of June 30, 2009 and 2008, respectively)	10,435	9,770
Paid-in-capital	48,397,794	45,554,513
Capital contribution receivable	(11,000)	(11,000)
Retained earnings	67,888,667	39,008,403
Statutory reserves	3,253,878	3,253,878
Accumulated other comprehensive income	6,523,602	7,700,905
Total shareholders' equity	126,063,376	95,516,469
Total liabilities and shareholders' equity	$168,742,463	$114,394,858

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS GENESIS PHARMACEUTICAL ENTERPRISES, INC.)
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND YEARS ENDED JUNE 30, 2009, 2008

	For the Three Months Ended		For the Twelve Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
REVENUES:
Sales	$31,152,703	$27,334,356	$117,143,950	$93,982,407
Sales - related parties	0	952,249	244,026	5,564,098
TOTAL REVENUE	31,152,703	28,286,605	117,387,976	99,546,505

Cost of sales	8,149,746	4,446,213	27,854,747	21,072,674
Cost of sales - related parties	0	315,955	54,519	1,433,873
COST OF SALES	8,149,746	4,762,168	27,909,266	22,506,547

GROSS PROFIT	23,002,957	23,524,437	89,478,710	77,039,958

RESEARCH AND DEVELOPMENT EXPENSE	1,099,875	1,065,475	4,395,000	3,235,715

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,203,777	12,323,867	35,315,529	41,593,197

INCOME FROM OPERATIONS	17,699,305	10,135,095	49,768,181	32,211,046

OTHER (INCOME) EXPENSE, NET
Other expense, net	(168,945)	(509,047)	894,014	708,338
Non-operating (income) expense	(88,982)	(1,391,069)	(89,453)	(1,281,149)
Non-operating (income) -related party	(69,694)	80,851	(382,970)	(110,152)
Interest expense, net	1,760,543	2,166,190	5,904,511	3,092,183
Loss (Income) from discontinued business	88,116	38,284	1,781,946	380,027
OTHER EXPENSE, NET	1,521,038	385,209	8,108,048	2,789,247

INCOME BEFORE PROVISION FOR INCOME TAXES	16,178,267	9,749,886	41,660,133	29,421,799

PROVISION FOR INCOME TAXES	4,686,549	162,114	12,779,869	6,970,739

NET INCOME	11,491,718	9,587,772	28,880,264	22,451,060

OTHER COMPREHENSIVE INCOME:
Unrealized gain on marketable securities	633,412	-	(1,514,230)	1,347,852
Foreign currency translation adjustment	(41,358)	1,777,833	336,927	5,206,612

COMPREHENSIVE INCOME	12,083,772	11,365,605	$27,702,961	$29,005,524
Basic	10,435,049	9,762,035	10,061,326	9,164,127
Dilulted	11,168,382	11,438,156	14,484,830	9,737,832

EARNINGS PER SHARE:
Basic	1.10	$0.98	$2.87	$2.45
Diluted	0.70	0.50	$0.09	$1.84

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP NET INCOME

	For Three Months Ended		For Year Ended
	June 30	June 30	June 30	June 30
	2009	2008	2009	2008

Net Income	$11,491,718	$9,587,772	$28,880,264	$22,451,060
Loss from discontinued operations	88,116	38,284	1,781,946	380,027
Unrealized loss (gain) on trading securities, net	(1,026,097)	(499,052)	229,425	651,464
Amortization of debt discount and debt issuance costs related to convertible debentures	1,497,392	2,142,418	4,687,144	2,624,007
Adjusted Net Income	$12,051,129	$11,269,422	$35,578,779	$26,106,558

Basic Weight Average Number of Shares	10,435,049	9,762,035	10,061,326	9,164,127
Diluted Weight Average Number of Shares	14,898,332	12,015,092	14,464,830	10,050,332
Adjusted Earnings Per Weighted Average Number of Shares	$1.15	$1.15	$3.54	$2.85
Adjusted Diluted Earnings Per Weighted Average Number of Shares**	$0.81	$0.94	$2.46	$2.60

* Excluding loss from discontinued operations and non-cash charges during the periods
** Using treasury method

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS GENESIS PHARMACEUTICAL ENTERPRISES, INC.)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock								Accumulated
	Par Vaule $0.001		Treasury Stock		Additional	Capital	Retained Earnings		other
	Number	Common	Number	Treasury	Paid-in	contribution	Statutory	Unrestricted	comprehensive
	of shares	stock	of shares	stock	capital	receivable	reserves	earnings	income	Totals
BALANCE, June 30, 2006	7,494,740	$7,495	10,000	$(2,805)	$13,216,309	$(12,011,000)	$648,667	$7,453,498	$128,311	$9,440,475
Capital contribution					5,128,000					5,128,000
Dividend distribution								(10,344,000)		(10,344,000)
Net income								22,053,056		22,053,056
Adjustment to statutory reserve							1,508,970	(1,508,970)		-
Foreign currency translation gain									1,018,130	1,018,130
BALANCE, June 30, 2007	7,494,740	$7,495	10,000	$(2,805)	$18,344,309	$(12,011,000)	$2,157,637	$17,653,584	$1,146,441	$27,295,661

Recapitalization of Company	2,131,603	2,132			3,815,813					3,817,959
Common stock Issued for conversion of options	44,031	44			(44)					0
Issuance of common stock @ $4.80 per share	37,500	38			179,963					180,001
Exercise of stock options to common stock @ $4.20 per share	37,500	38			157,463					157,501
Conversion of convertible preferred stock A to common stock	16,595	17			(2)					-
Capital contribution registered					(12,000,000)	12,000,000				-
Sales of treasury stock			(10,000)	2,805	(830)					1,975
Grant of warrants and beneficial conversion
feature in connection with convertible debt					35,000,000					35,000,000
Common stock issued for service @ $8.00 per share	5,875	6			46,994					47,000
Stock option compensation					10,847					10,847
Net income								22,451,060		22,451,060
Adjustment to statutory reserve							1,096,241	(1,096,241)		-
Change in fair value on restricted marketable equity securities									1,347,852	1,347,852
Foreign currency translation gain									5,206,612	5,206,612
BALANCE, June 30, 2008	9,767,844	$9,770	-	$-	$45,554,513	$(11,000)	$3,253,878	$39,008,403	$7,700,905	$95,516,469

Shares issued for adjustments for 1:40 reverse split	1,104	-								-
Cancellation of common stock for settlement @ $8 per share	(2,500)	(2)			(19,998)					(20,000)
Common stock issued for service @ $8 per share	2,500	2			19,998					20,000
Common stock issued for service @ $9 per share	2,500	2			22,498					22,500
Common stock issued to Hongrui @ $4.035 per share	643,651	644			2,596,488					2,597,132
Stock-based compensation					64,314					64,314
Conversion of convertible debt to stock	20,000	20			159,980					160,000
Net income								28,880,264		28,880,264
Change in fair value on restricted marketable equity securities									(1,514,230)	(1,514,230)
Foreign currency translation gain									336,927	336,927
BALANCE, June 30, 2009	10,435,099	$10,435	$-	$-	$48,397,794	$(11,000)	$3,253,878	$67,888,667	$6,523,602	$126,063,376

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS GENESIS PHARMACEUTICAL ENTERPRISES, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007

	2009		2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income		$28,880,264		$22,451,060
Loss from discontinued operations		1,781,946		380,027
Income from continued operations		30,662,210		22,831,087
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation		679,507		517,863
Amortization of intangible assets		735,427		184,465
Amortization of debt issuance costs		680,276		123,964
Amortization of debt discount		4,006,868		2,500,043
Bad debt (recovery) expense		538,069		(27,641)
Loss on sale of marketable securities		473,303		-
Unrealized loss on investments		229,425		696,528
Other non-cash settlement (income) expense		(20,000)		-
Common Stock issued for services		-		46,994
Amortization of stock option compensation		106,815		10,847
Gain on forgiveness of debt		-		(86,752)
Changes in operating assets and liabilities
Accounts receivable		4,651,284		(10,534,270)
Accounts receivable - related parties		676,579		(113,465)
Notes receivables		-		60,694
Inventories		792,293		1,686,090
Other receivables		(21,038)		(111,571)
Advances to suppliers		1,495,805		(1,259,254)
Other assets		-		92,996
Accounts payable		3,795,084		55,085
Accrued liabilities		1,182,018		211,362
Other payables		(1,534,740)		2,033,689
Other payables - related parties		(86,692)		(822,155)
Refundable security deposits due to distributors		4,102,000		-
Liabilities assumed from reorganization		(1,301,337)		(1,172,816)
Taxes payable		11,081,110		169,790
Net cash provided by operating activities		62,924,266		17,093,573

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Hongrui		(8,584,900)		-
Proceeds from sale of investments		407,005		1,034,028
Proceeds from sale of restricted investments		-		155,000
Purchase of equipment		(156,702)		(453,718)
Purchase of intangible assets		-		(8,870,631)
Cash proceeds from sale of equipment		15,615		-
Cash proceeds from reverse acquisition		-		534,950
Net cash used in investing activities		(8,318,982)		(7,600,371)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash		538,815		3,292,168
Proceeds from notes payable		13,896,990		-
Principal payments on notes payable		(12,439,315)		(3,292,168)
Borrowings on short term bank loans		2,197,500		2,616,110
Principal payments on short term bank loans		(2,783,500)		(4,819,150)
Proceeds from sale of common stock		-		337,500
Proceeds from sale of treasury stock		-		1,975
Payment to escrow account		-		(1,996,490)
Payments for dividend		-		(10,608,000)
Proceeds from convertible debt		-		32,974,500
Payments for debt issuance cost		-		(15,408)
Net cash provided by (used in) financing activities		1,410,490		18,491,037

EFFECTS OF EXCHANGE RATE CHANGE IN CASH		154,545		2,474,351

NET INCREASE IN CASH		56,170,319		30,458,590

CASH, beginning of the year		48,195,798		17,737,208

CASH, end of the year		$104,366,117		$48,195,798

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest		$2,255,809		$493,781
Cash paid for taxes		$6,167,810		$7,001,264
Non-cash investing and financing activities:	$		$
Common stock issued to acquire Hongrui		$2,597,132	$

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